Exhibit 99.1

Riot Blockchain Announces Further Progress in Company’s Transformation and Delivery of Additional 1,040 S19 Antminers from Bitmain

Riot Chairman Provides Statement and Second Tranche of Additional S19 Miners Expected to Increase Hash Rate by 28% to 459 PH/s

CASTLE ROCK, CO. / PRNewswire / August 12, 2020 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot,” “Riot Blockchain” or the “Company"), has received 1,040 S19 95TH miners, the second of three orders cumulatively totaling 3,040, S19 and S19 Pro Antminers from BitmainTech PTE. LTD. (“Bitmain”), at Coinmint’s Massena, New York facility. Deployment of these 1,040 new S19 next generation miners has commenced and is expected to be completed by Monday, August 17, 2020. After deploying these 1,040 S19 miners, the Company expects to increase its hash rate by 28% to 459 PH/s.

Chairman’s Statement and Commentary

“The second quarter of 2020 marked a pivotal milestone for Riot Blockchain, as it represented the successful conclusion of the initial phase of the Company’s transformation” said Remo Mancini, Independent Chairman of the Board of Directors of Riot Blockchain.  “The focus of this initial phase was on several important objectives: (1) to systematically reduce the Company’s risk profile, (2) strategically position Riot by enhancing the competitiveness of our mining operation and (3) restructure management and agreements with service-providers to the benefit of the Company.  We are pleased to report that Riot has successfully executed on each of these objectives.”

Risk profile

The Company believes the termination of the SEC investigation as announced in the first quarter of 2020 was an important step to improve the Company’s regulatory profile. Secondly, Riot achieved a marked improvement in its financial profile in the second quarter, as the Company recently reported, it ended the quarter with a significant positive net working capital balance of $15.9 million. As further announced, subsequent to June 30, 2020, Riot received gross proceeds of approximately $29.7 million via the Company’s ATM offering, further strengthening its net working capital balance. Additionally, the Company currently holds over 1,000 bitcoin yielded from its mining operation. Riot continues to remain free of long-term debt.

Mining competitiveness

In the second quarter of 2020, Riot strengthened the competitiveness of its mining operation by reducing its operating overhead after relocating Riot’s mining operation from Oklahoma City to Coinmint’s lower-cost facility in Massena, New York.  Furthermore, as compared to its operations in 2019, Riot’s entire mining operation has been completely upgraded to the next generation of mining equipment.  Riot’s current mining operation consists of 4,000 Bitmain S17 Pro Antminers in addition to the 2,040 next-generation S19 and S19 Pro Antminers which have recently been deployed or are being deployed. An additional 1,000 S19 Pros are expected to be delivered and deployed in the fourth quarter of 2020.

With the recent receipt and deployment of the 2,040 S19 and S19 Pro Antminers, Riot’s total operational hashing capacity has nearly doubled from that on June 30, 2020 to approximately 459 PH/s.

With the full 7,040 next generation miners expected to be deployed in the fourth quarter of 2020, Riot’s total hash rate capacity is estimated to be approximately 566 PH/s. This represents a 129% increase over its reported hash rate capacity of 247 PH/s in the first quarter of 2020.

Riot’s Second Phase

“Riot has commenced the second phase of its strategic transformation” continued Mr. Mancini.  “In the second phase, our goal is to drive the Company forward to become one of the largest and most efficient bitcoin miners in North America. We are believers in the bitcoin opportunity and our continued efforts aimed at growing our mining operation demonstrates our commitment to its network.”

By early 2021, Riot anticipates exceeding 1 EH/s of hashing power. To the Company’s knowledge, this will position Riot as one of the largest publicly traded bitcoin miners as measured by total hashing power. In addition, Riot is continuing to assess the bitcoin landscape with the assistance of XMS Capital to evaluate opportunities to further increase shareholder value.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility was recently relocated to upstate New York, under a co-location agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "believes," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.